UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  November 27, 2004

ICON HEALTH & FITNESS INC.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  333-93711

DELAWARE	87-0531206
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1500 South 1000 West
Logan, UT, 84321
(Address and zip code of principal executive offices)

(435) 750-5000
(Registrant's telephone number, including area code)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

During the second and third quarter of fiscal 2004 Icon Health and Fitness, Inc. (the “Company”) renegotiated, amended and restated the September 27, 1999 employment agreements (“restatement”) with each of Mr. Watterson and Mr. Stevenson. The restatement extends these agreements until July 31, 2008 and provide in each case Mr. Watterson and Mr. Stevenson may take a leave of absence (“leave of absence”) commencing July 1, 2004 and ending not later than July 31, 2007 as Mission Presidents for the Church of Jesus Christ of Latter Day Saints. Each of Mr. Watterson and Mr. Stevenson are relieved during the leave of absence of their day-to-day duties at the Company and from contractual restrictions that are not consistent with their full time service at the Company, but are not relieved from their obligations of non-competition and confidentiality. During the leave of absence, each of Mr. Watterson and Mr. Stevenson will continue to receive his annual base salary as well as participate in a bonus program providing for a bonus equal to a percentage of the Company’s consolidated EBIDTA (as defined in the Company’s credit facility) which percentage shall equal 1.25% for Mr. Watterson and 1.10% for Mr. Stevenson. Moreover, during the leave of absence the Company’s EBIDTA used to calculate the bonus will be the Company’s fiscal year EBIDTA for the year ending May 31, 2003. Based on the Company's May 31, 2003 EBITDA, Mr. Watterson's annual bonus will be $1,190,000 and Mr. Stevenson's annual bonus will be $1,047,000 during the leave of absence. The respective amounts of bonus paid during their leave of absence will not exceed the amounts of compensation that each would have received as a lump sum payment had they terminated their employment on May 31, 2004. Provisions for termination remain the same, except if the Company terminates either executive’s employment without the occurence of specified causal events or such executive terminates employment because of certain specified actions by the Company during the leave of absence, such executive will continue to receive his base salary and bonus through the end of the leave of absence and for an additional 12 months in the case the executive seeks, but is unable to, reach agreement with the Company to return to the Company to assume an executive position following the leave of absence. Each of Messrs. Watterson and Stevenson will remain directors of the Company during the leave of absence. Otherwise the employment agreements are substantially the same as the original agreements as amended by the second amendment.

Item 2.05 Costs Associated with Exit or Disposal Activities

Icon Health and Fitness, Inc. (the “Company”) filed a Current Report on Form 8-K on September 22, 2004 to report that management decided that it would discontinue the manufacture, marketing and distribution of trampolines (“trampoline operations”). As a result of management’s ongoing review of its business strategies, plans and operations, on November 27, 2004, management determined that the Company’s JumpKing, Inc. (“JumpKing”) subsidiary will discontinue the manufacture, marketing and distribution of all its outdoor recreational equipment (“outdoor recreational equipment operations”) which includes trampolines, spas and related products. As a result, approximately 550 additional jobs will be eliminated in the JumpKing plant in Mesquite, Texas. Approximately 415 jobs were eliminated with the discontinuance of trampoline operations. The Company expects the JumpKing plant to cease all operations by the end of the third quarter of fiscal 2005. At this time, the Company is unable in good faith to make a determination of the costs associated with discontinuing its outdoor recreational equipment operations or an estimate of the amount or the range of amounts expected to be incurred in connection with discontinuing its outdoor equipment operations or the amount or the range of amounts of charges that will result in future cash expenditures. The Company will file an amended report on Form 8-K within four business days after it makes a determination of such costs and estimates or range of estimates. The Company expects to complete this discontinuation of its outdoor recreational operations within twelve months. Neither the trampoline operations nor the outdoor recreational equipment operations were part of the Company’s core business operations or its strategic focus. The outdoor recreational operations were not making a positive contribution to the Company’s earnings.

This current report on Form 8-K includes certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. When used in this Form 8-K, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; the mix of sales between high margin and low margin products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and the Company undertakes no obligation to update them in light of new information or future events.

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SIGNATURE

ICON HEALTH & FITNESS, INC.

By: /s/ S. Fred Beck

Name: S. Fred Beck
Title: Chief Financial Officer
Date: December 2, 2004

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EXHIBIT INDEX

Exhibit Number	Description

10.66	Amended and Restated Employment Agreement
10.67	Amended and Restated Employment Agreement

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